As filed with the Securities and Exchange Commission on February 20, 2009

File No. 811-21622

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940    ☒

Amendment No. 6    ☒

(Check appropriate box or boxes)

THRIVENT FINANCIAL SECURITIES LENDING TRUST

(Exact Name of Registrant as Specified in Charter)

625 Fourth Avenue South, Minneapolis, Minnesota 55415

(Address of Principal Executive Offices) (Zip Code)

(612) 844 - 5704

(Registrant's Telephone Number, Including Area Code)

John L. Sullivan

625 Fourth Avenue South

Minneapolis, Minnesota 55415

(Name and Address of Agent for Service)

EXPLANATORY NOTE

This Registration Statement on Form N-1A is being filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the "1940 Act"). However, beneficial interests in the Registrant are not registered under the Securities Act of 1933 (the "1933 Act") because such interests are issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Registrant may only be made by domestic investment companies, institutional client separate accounts, 401(k) plan assets, common or commingled trust funds or collective investment trusts or similar organizations or entities that are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, within the meaning of the 1933 Act, any beneficial interests in the Registrant.

PART A

THRIVENT FINANCIAL SECURITIES LENDING TRUST

February 28, 2009

ITEM 1.	FRONT AND BACK COVER PAGES

Not Applicable.

ITEM 2.	RISK/RETURN SUMMARY: INVESTMENTS, RISKS AND PERFORMANCE

Not Applicable.

ITEM 3.	RISK/RETURN SUMMARY: FEE TABLE

Not Applicable.

ITEM 4.	INVESTMENT OBJECTIVES, PRINCIPAL INVESTMENT STRATEGIES, RELATED RISKS, AND DISCLOSURE OF PORTFOLIO HOLDINGS

Thrivent Financial for Lutherans ("Thrivent Financial" or the "Adviser") has established a securities lending program. Each participant in the securities lending program as a lender ("Lender") enters into a securities lending authorization agreement with Thrivent Financial. Under such agreement, Thrivent Financial is authorized to invest the cash collateral securing loans of securities of each Lender in a variety of investments. Thrivent Financial Securities Lending Trust (the "Trust") has been established primarily for the investment and reinvestment of cash collateral on behalf of Lenders participating in Thrivent Financial's securities lending program.

Thrivent Financial serves as the investment adviser for the Trust's portfolio (the "Portfolio").

The investment objective, principal strategies and risks of the Portfolio are described below. The investment objective of the Portfolio may be changed at any time by the Board of Trustees of the Trust upon at least 30 days' prior written notice to shareholders of the Portfolio. See the Statement of Additional Information (the “SAI”) for a description of the Portfolio's investment restrictions.

OBJECTIVE AND STRATEGIES

The Portfolio seeks to:

•	maximize current income to the extent consistent with the preservation of capital and liquidity; and

•	maintain a stable $1.00 per share net asset value by investing in dollar-denominated securities with remaining maturity of 397 calendar days or less.

The Portfolio principally invests in the following high-quality, U.S. dollar-denominated instruments:

•	U.S. Government Securities;

•

Instruments of U.S. and foreign banks, including certificates of deposit, bankers' acceptances and time deposits (including Eurodollar certificates of deposit, Eurodollar time deposits and Yankee certificates of deposit);

•	Corporate debt obligations, including commercial paper of U.S. and foreign companies;

•	Variable amount master demand notes;

•	Debt obligations of foreign governments and foreign government subdivisions and their agencies and instrumentalities and organizations;

•	Repurchase agreements;

•	Mortgage-backed securities;

•	Asset-backed securities;

•	Floating-rate notes, medium term notes and master term notes; and

•	Other Investment Companies that meet the requirements for money market funds under Rule 2a-7 of the 1940 Act.

All investments will qualify as "eligible securities" within the meaning of Rule 2a-7. The Portfolio seeks to maintain a stable net asset value per share of $1.00 by valuing its portfolio using the amortized cost method and will comply with the requirements of Rule 2a-7.

DESCRIPTION OF PRINCIPAL SECURITY TYPES

Below is information about the Portfolio's principal investment techniques. The Portfolio may also use strategies and invest in securities as described in the SAI.

U.S. GOVERNMENT SECURITIES. U.S. Government Securities include obligations issued or guaranteed by the U.S. Treasury or by an agency or instrumentality of the U.S. Government. U.S. Government Securities may be backed by the full faith and credit of the U.S. Treasury, the right to borrow from the U.S. Treasury or the agency or instrumentality issuing or guaranteeing the security.

REPURCHASE AGREEMENTS. In a repurchase agreement, the Portfolio purchases securities from a financial institution that agrees to repurchase the securities from the Portfolio within a specified time at the Portfolio's cost plus interest.

STRIPPED SECURITIES. Stripped securities are U.S. Treasury bonds and notes, the unmatured interest coupons of which have been separated from the underlying obligation. Stripped securities are zero coupon obligations that are normally issued at a discount from their face value. The Portfolio may invest no more than 25% of its assets in stripped securities that have been stripped by their holder, which is typically a custodian bank or investment brokerage firm.

VARIABLE AND FLOATING RATE INSTRUMENTS. A floating rate security provides for the automatic adjustment of its interest rate whenever a specified interest rate changes. A variable rate security provides for the automatic establishment of a new interest rate on set dates. Interest rates on variable and floating rate instruments are ordinarily tied to a widely recognized interest rate, such as the yield on 90-day U.S. Treasury bills or the prime rate of a specified bank. These rates may change as often as twice daily. Generally, changes in interest rates will have a smaller effect on the market value of variable and floating rate securities than on the market value of comparable fixed-income obligations. Thus, investing in variable and floating rate securities generally affords less opportunity for capital appreciation and depreciation than investing in comparable fixed income securities.

SECTION 4(2) COMMERCIAL PAPER. The Portfolio may invest in commercial paper issued in reliance on the so-called private placement exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"). Section 4(2) paper is restricted as to disposition under the federal securities laws and generally is sold to institutional investors, such as the Portfolio, that agree they are purchasing the paper for investment and not for distribution. Any resale by the purchaser must be in an exempt transaction. Section 4(2) paper normally is resold to other institutional investors through, or with the assistance of, the issuer or investment dealers that make a market in Section 4(2) paper. Section 4(2) paper will not be subject to the Portfolio's 10% limitation on illiquid securities, if the Adviser (pursuant to guidelines established by the Board of Trustees of the Trust) determines that a liquid trading market exists for the securities.

WHEN-ISSUED TRANSACTIONS. The Portfolio may invest in securities prior to their date of issuance. These securities may fall in value from the time they are purchased to the time they are actually issued, which may be any time from a few days to over a year. The Portfolio will not invest more than 25% of its net assets in when-issued securities.

FORWARD COMMITMENTS. The Portfolio may contract to purchase securities for a fixed price at a future date beyond the customary settlement time, provided that the forward commitment is consistent with the Portfolio's ability to manage its investment portfolio, maintain a stable net asset value and honor redemption requests. When effecting such transactions, cash or liquid high-quality debt obligations held by the Portfolio of a dollar amount sufficient to make payment for the Portfolio securities to be purchased will be segregated on the Portfolio's records at the trade date and will be maintained until the transaction is settled. The failure of the other party to the transaction to complete the transaction may cause the Portfolio to miss an advantageous price or yield. The Portfolio bears the risk of price fluctuations during the period between the trade and settlement dates.

BANK INSTRUMENTS. The Portfolio may invest in bank instruments as part of its investment objective. These instruments include, but are not limited to, certificates of deposit, bankers’ acceptances and time deposits.

VARIABLE AMOUNT MASTER DEMAND NOTES. The Portfolio may invest in variable amount master demand notes, which are unsecured obligations that are redeemable upon demand and are typically unrated. These instruments are issued pursuant to written agreements between their issuers and holders. The agreements permit the holders to increase (subject to an agreed maximum) and the holders and issuers to decrease the principal amount of the notes, and specify that the rate of interest payable on the principal fluctuates according to an agreed upon formula.

ZERO COUPON SECURITIES. These securities are notes, bonds and debentures that (i) do not pay current interest and are issued at a substantial discount from par value, (ii) have been stripped of their unmatured interest coupons and receipts, or (iii) pay no interest until a stated date one or more years into the future. These securities also include certificates representing interests in such stripped coupons and receipts.

Because a zero coupon security pays no interest to its holder during its life or for a substantial period of time, it usually trades at a deep discount from its face or par value and will be subject to greater fluctuations in market value in response to changing interest rates than debt obligations of comparable maturity that make regular distributions of interest.

EURODOLLAR CERTIFICATES OF DEPOSIT ("ECDs"), EURODOLLAR TIME DEPOSITS ("ETDs") AND YANKEE CERTIFICATES OF DEPOSIT ("YCDs"). ECDs and ETDs are U.S. dollar-denominated certificates of deposit issued by foreign branches of domestic banks and foreign banks. YCDs are U.S. dollar-denominated certificates of deposit issued by U.S. branches of foreign banks.

Different risks than those associated with the obligations of domestic banks may exist for ECDs, ETDs and YCDs because the banks issuing these instruments, or their domestic or foreign branches, are not necessarily subject to the same regulatory requirements that apply to domestic banks, such as loan limitations, examinations and reserve, accounting, auditing, recordkeeping and public reporting requirements. Obligations of foreign issuers also involve risks such as future unfavorable political and economic developments, withholding tax, seizures of foreign deposits, currency controls, interest limitations, and other governmental restrictions that might affect repayment of principal or payment of interest, or the ability to honor a credit commitment.

RISK FACTORS

The Portfolio is subject to the following principal risks:

•	The rate of income will vary from day to day, depending on short-term interest rates.

•	In general, bond prices fall when interest rates rise.

•	An investment in the Portfolio is not a deposit of Thrivent Financial or any other bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

•

Although the Portfolio seeks to preserve a stable net asset value of $1.00 per share, it is possible that an investor may lose money by investing in the Portfolio. For example, a major change in interest rates or a default on a security or a repurchase agreement could cause the value of an investment in the Portfolio to decline.

•

The Portfolio may invest more than 25% of its assets in bank instruments. Such concentration in the banking industry may involve additional risks. Banks are subject to extensive government regulation. They largely depend on the availability and cost of capital funds for their profitability, which can change significantly when interest rates change.

•

The Portfolio may invest up to 50% of its assets in U.S. dollar-denominated instruments issued by foreign branches of foreign banks. Extensive public information about a foreign issuer may not be available and unfavorable political, economic, or governmental developments could affect the value of a foreign security.

•

The Portfolio may invest up to 25% of its total assets in zero coupon securities called STRIPS, which are separately traded interest and principal components of U.S. Treasury securities. The interest-only component is extremely sensitive to the rate of principal payment on the underlying obligation. The market value of the principal-only component generally fluctuates in response to changes in interest rates.

The shares of the Trust have not been registered under the 1933 Act, and, because they will be offered only to a limited number of qualified investors, it is anticipated that they will be exempt from those registration provisions. Shares of the Trust may not be transferred or resold without registration under the 1933 Act or pursuant to an exemption from such registration. However, shares of the Trust may be redeemed in accordance with the terms of the Trust's Declaration and the Confidential Offering Memorandum provided to shareholders.

DISCLOSURE OF PORTFOLIO HOLDINGS

A description of the Portfolio’s policies and procedures with respect to the disclosure of its portfolio securities is available in the SAI for the Trust.

ITEM 5.	MANAGEMENT, ORGANIZATION, AND CAPITAL STRUCTURE

THE ADVISER

Thrivent Financial is located at 625 Fourth Avenue South, Minneapolis, Minnesota 55415 and is the investment adviser to the Portfolio. As of December 31, 2008, the Adviser and its affiliates managed approximately $62 billion in assets.

For its advisory services to the Portfolio, the Adviser is entitled to receive a fee from the Portfolio on an annual basis equal to 0.045% of the Portfolio's average daily net assets. The Portfolio’s semiannual report to shareholders discusses the basis for the Board of Trustees’ approval of the investment adviser agreement between the Trust and the Adviser during the six-month period covered by the report.

PORTFOLIO MANAGER

William D. Stouten is the portfolio manager of the Portfolio. Mr. Stouten has been with Thrivent Financial since 2001. He served as a research analyst/trader for the money market funds from 2001 to 2003, and he has been a portfolio manager since 2003. Prior to joining Thrivent Financial, Mr. Stouten served as a senior research analyst for Voyageur Asset Management from 1998 to 2001. The Portfolio’s SAI provides information about the portfolio manager’s compensation, other accounts managed by the portfolio manager and the portfolio manager’s ownership of shares of the Portfolio.

CAPITAL STOCK

Shares of the Trust are not registered under the 1933 Act or the securities law of any state and are sold in reliance upon an exemption from the registration requirements of those laws. Shares may not be transferred or resold without registration under the 1933 Act, except pursuant to an exemption from registration. However, shares may be redeemed on any day on which the Adviser is open for business.

ITEM 6.	SHAREHOLDER INFORMATION

Shares of the Portfolio are available for purchase on each day on which the Adviser is open for business. The transfer agent, DST Systems, Inc. (“DST”), will process Lender purchase orders accepted by the Portfolio. All shares are purchased at the net asset value per share of the Portfolio next determined after the purchase request is communicated to the Trust.

The Portfolio will seek to maintain a stable net asset value per share of $1.00 by valuing its investment portfolio using the amortized cost method and will comply with the requirements of Rule 2a-7 under the 1940 Act.

Shares of the Portfolio may be redeemed on any day on which the Adviser is open for business at the net asset value per share of the Portfolio next determined after the redemption request is communicated to the Trust and determined to be in good order. DST, as transfer agent, will process Lender redemptions accepted by the Portfolio.

The net asset value per share of the Portfolio is determined as of 5:00 p.m. Eastern time (or earlier if the Federal Reserve Bank closes prior to 5:00 p.m.). The net asset value of the Portfolio will be calculated on each day that the New York Stock Exchange is open for business.

Redemptions will be paid in cash unless the Adviser determines that conditions exist that make payment wholly in cash unwise or undesirable. If such a determination is made by the Adviser, the Trust may, subject to the requirements of the 1940 Act, pay redemptions entirely or partially in securities. There are no redemption charges.

POLICY REGARDING FREQUENT PURCHASES AND REDEMPTIONS

The Board of Trustees has adopted the following policy with respect to frequent purchases and redemptions of shares of the Portfolio. Since the only shareholders in the Portfolio are affiliates of the Trust and the investments are all "eligible securities" within the meaning of Rule 2a-7, the Portfolio does not restrict the frequency of purchases and redemptions.

DIVIDENDS AND DISTRIBUTIONS

Dividends on shares of the Portfolio will be declared daily and distributed monthly from net investment income. Distributions from net long-term capital gains, if any, will be made at least annually. Generally, distributions will be declared and paid in December, if required for the Portfolio to avoid imposition of a federal excise tax on distributed capital gains. The Portfolio does not expect to realize any material long-term capital gains or losses. Income dividends and capital gains distributions, if any, will be paid at the net asset value on the payment date of the dividend or distribution.

A shareholder's right to receive dividends and distributions with respect to shares purchased commences on the effective date of the purchase of such shares and continues through the day immediately preceding the effective date of redemption of such shares.

TAX CONSEQUENCES

Dividends from net investment income and distributions of net short-term capital gains are taxable to shareholders as ordinary income under federal income tax laws. Distributions from net long-term capital gains are taxable as long-term capital gains regardless of the length of time a shareholder has held such shares. Dividends and distributions are taxable whether they are paid in cash or in additional shares.

The Portfolio may purchase bonds at market discount (i.e., bonds with a purchase price less than original issue price or adjusted issue price). If such bonds are subsequently sold at a gain, then a portion of that gain equal to the amount of market discount, which should have been accrued through the sale date, will be taxable to shareholders as ordinary income.

Under federal law, the income derived from U.S. Government Securities is exempt from state income taxes. All states that tax personal income permit mutual funds to pass this tax exemption through to their shareholders under certain circumstances. Income from repurchase agreements in which the underlying securities are U.S. Government Securities does not receive this exempt treatment.

The redemption, exchange or other disposition of shares by a shareholder that constitutes a sale for federal income tax purposes is a taxable event and may result in capital gain or loss. Any loss incurred on the redemption or exchange of the Portfolio's shares with a tax holding period of six months or less will be treated as a long-term capital loss to the extent of any amounts treated as distributions of long-term capital gain with respect to such shares.

Shareholders will be notified after the end of each calendar year of the amount of income dividends and net capital gains distributed and the percentage of a Portfolio's income attributable to U.S. Government Securities. The Portfolio is required to withhold 30% of all taxable dividends, distributions and (except in the case of the Portfolio if it maintains a constant net asset value per share) redemption proceeds payable to any noncorporate shareholder that does not provide the Portfolio with its correct taxpayer identification number and certification that the shareholder is not subject to backup withholding.

The foregoing discussion is only a summary of certain federal income tax issues generally affecting the Portfolio and its shareholders. Circumstances among investors may vary and each investor should discuss the tax consequences of an investment in the Portfolio with a tax adviser.

ITEM 7.	DISTRIBUTION ARRANGEMENTS

Shares of the Portfolio are being offered to Lenders in connection with Thrivent Financial's securities lending program. Shares of the Portfolio are sold on a private placement basis in accordance with Regulation D under the 1933 Act. Shares of the Trust are sold directly by the Trust without a distributor and are not subject to a sales load or redemption fee. Assets of the Trust are not subject to a Rule 12b-1 fee.

ITEM 8.	FINANCIAL HIGHLIGHTS INFORMATION

Not Applicable.

PART B

ITEM 9.	COVER PAGE AND TABLE OF CONTENTS

THRIVENT FINANCIAL SECURITIES LENDING TRUST

625 FOURTH AVENUE SOUTH

MINNEAPOLIS, MINNESOTA 55415

(800) 847-4836

STATEMENT OF ADDITIONAL INFORMATION

February 28, 2009

Thrivent Financial Securities Lending Trust (the "Trust") is a registered open-end investment company organized as a Massachusetts business trust offering shares of beneficial interest in an investment portfolio (the "Portfolio"). The Trust is diversified as defined in the Investment Company Act of 1940, as amended (the "1940 Act").

This Statement of Additional Information (the "SAI") supplements the information contained in the Trust's Prospectus dated February 28, 2009 concerning the Trust and its Portfolio. The SAI is not a Prospectus and should be read in conjunction with the Trust's Prospectus, which may be obtained by telephoning or writing the Trust at the number or address shown above.

The Trust's financial statements for the fiscal year ended October 31, 2008, including the report of independent registered public accounting firm, are included in the Trust's annual report, which was filed with the Securities and Exchange Commission (the "SEC") on December 29, 2008, and are incorporated into this SAI by reference. A copy of the Annual Report is available, without charge, upon request, by calling the number shown above.

ITEM 10.	TRUST HISTORY

The Trust was organized as a Massachusetts business trust on August 4, 2004.

ITEM 11.	DESCRIPTION OF THE TRUST AND ITS INVESTMENTS AND RISKS

The Trust is an open-end, diversified, management investment company.

INVESTMENT POLICIES

The investment policies described below (i) reflect the current practices of the Portfolio, (ii) are not fundamental, and (iii) may be changed by the Board of Trustees of the Trust without shareholder approval. To the extent consistent with the Portfolio's investment objective and other stated policies and restrictions, and unless otherwise indicated, the Portfolio may invest in the following instruments and may use the following investment techniques:

U.S. GOVERNMENT SECURITIES. The types of U.S. Government securities in which the Portfolio may at times invest include obligations issued or guaranteed by U.S. Government agencies and instrumentalities that are supported by any of the following: (i) the full faith and credit of the U.S. Treasury, (ii) the right of the issuer to borrow an amount limited to a specific line of credit from the U.S. Treasury, (iii) discretionary authority of the U.S. Government agency or instrumentality, or (iv) the credit of the instrumentality (the following are examples of agencies and instrumentalities: Federal Land Banks, Federal Housing Administration, Farmers Home Administration, Export-Import Bank of the United States, Central Bank for Cooperatives, Federal Intermediate Credit Banks, Federal Home Loan Banks, General Services Administration, Maritime Administration, Tennessee Valley Authority, Asian-American Development Bank, Student Loan Marketing Association, International Bank for Reconstruction and Development and Federal National Mortgage Association). No assurance can be given that in the future the U.S. Government will provide financial support to the U.S. Government agencies or instrumentalities described in (ii), (iii) and (iv) because it is not obligated to do so by law.

BANK INSTRUMENTS. The Portfolio may invest in bank instruments as part of its investment objective. These instruments include, but are not limited to, certificates of deposit, bankers’ acceptances and time deposits. Certificates of deposit are generally short-term (i.e., less than one year), interest-bearing negotiable certificates issued by commercial banks or savings and loan associations against funds deposited in the issuing institution. A banker’s acceptance is a time draft drawn on a commercial bank by a borrower, usually in connection with an international commercial transaction (to finance the import, export, transfer or storage of goods). A banker’s acceptance may be obtained from a domestic or foreign bank including a U.S. branch or agency of a foreign bank. The borrower is liable for payment as well as the bank, which unconditionally guarantees to pay the draft at its face amount on the maturity date. Most acceptances have maturities of six months or less and are traded in secondary markets prior to maturity. Time deposits are non-negotiable deposits for a fixed period of time at a stated interest rate.

U.S. branches of foreign banks are offices of foreign banks and are not separately incorporated entities. They are chartered and regulated under federal or state law. U.S. federal branches of foreign banks are chartered and regulated by the Comptroller of the Currency, while state branches and agencies are chartered and regulated by authorities of the respective state or the District of Columbia. U.S. branches of foreign banks may accept deposits and thus are eligible for FDIC insurance; however, not all such branches elect FDIC insurance. U.S. branches of foreign banks can maintain credit balances, which are funds received by the office incidental to or arising out of the exercise of their banking powers and can exercise other commercial functions, such as lending activities.

Investing in foreign branches of U.S. banks and U.S. branches of foreign banks may involve risks. These risks may include future unfavorable political and economic developments, possible withholding or confiscatory taxes, seizure of foreign deposits, currency controls, interest limitations and other governmental restrictions that might affect payment of principal or interest, and possible difficulties pursuing or enforcing claims against banks located outside the U.S. Additionally, foreign issuers are not generally subject to uniform accounting, auditing and financial reporting standards or other regulatory requirements and practices comparable to U.S. issuers, and there may be less public information available about foreign banks and their branches and agencies.

REPURCHASE AGREEMENTS. The Portfolio may engage in repurchase agreement transactions in pursuit of its investment objective. A repurchase agreement consists of a purchase and a simultaneous agreement to resell an investment for later delivery at an agreed upon price and rate of interest. The Portfolio must take possession of collateral either directly or through a third-party custodian. If the original seller of a security subject to a repurchase agreement fails to repurchase the security at the agreed upon time, the Portfolio could incur a loss due to a drop in the market value of the security during the time it takes the Portfolio to either sell the security or take action to enforce the original seller’s agreement to repurchase the security. Also, if a defaulting original seller filed for bankruptcy or became insolvent, disposition of such security might be delayed by pending court action. The Portfolio may only enter into repurchase agreements with banks and other recognized financial institutions such as broker/dealers that are found by the Portfolio investment adviser, Thrivent Financial to be creditworthy. The Portfolio may enter into repurchase agreements that are collateralized by equity securities, high-yield bonds and other non-traditional forms of collateral provided that the repurchase agreement is an eligible security under Rule 2a-7.

STRIPPED SECURITIES. The Portfolio may invest in stripped securities, which are U.S. Treasury bonds and notes, the unmatured interest coupons of which have been separated from the underlying obligation. Stripped securities are zero coupon obligations that are normally issued at a discount from their face value. The Portfolio may invest no more than 25% of its assets in stripped securities that have been stripped by their holder, which is typically a custodian bank or investment brokerage firm. A number of securities firms and banks have stripped the interest coupons and resold them in custodian receipt programs with different names such as Treasury Income Growth Receipts ("TIGRS") and Certificates of Accrual on Treasuries ("CATS"). The Trust intends to rely on the opinions of counsel to the sellers of these certificates or other evidences of ownership of U.S. Treasury obligations that, for Federal tax and securities purposes, purchasers of such certificates most likely will be deemed the beneficial holders of the underlying U.S. Government securities. Privately-issued stripped securities such as TIGRS and CATS are not themselves guaranteed by the U.S. Government, but the future payment of principal or interest on the U.S. Treasury obligations that they represent is so guaranteed.

VARIABLE AND FLOATING RATE INSTRUMENTS. A floating rate security provides for the automatic adjustment of its interest rate whenever a specified interest rate changes. A variable rate security provides for the automatic establishment of a new interest rate on set dates. Interest rates on these securities are ordinarily tied to, and represent a percentage of, a widely recognized interest rate, such as the yield on 90-day U.S. Treasury bills or the prime rate of a specified bank. These rates may change as often as twice daily. Generally, changes in interest rates will have a smaller effect on the market value of variable and floating rate securities than on the market value of comparable fixed-income obligations. Thus, investing in variable and floating rate securities generally affords less opportunity for capital appreciation and depreciation than investing in comparable fixed-income securities. The Portfolio may purchase variable and floating rate non-U.S. Government securities that have a stated maturity in excess of 13 months only if the Portfolio has a right to demand payment of the principal of the instrument at least once every 13 months upon not more than 30 days' notice.

Variable and floating rate instruments may include variable amount master demand notes that permit the indebtedness thereunder to vary in addition to providing for periodic adjustments in the interest rate. There may be no active secondary market with respect to a particular variable or floating rate instrument. Nevertheless, the periodic readjustments of their interest rates tend to assure that their value to the Portfolio will approximate their par value. Illiquid variable and floating rate instruments (instruments that are not payable upon seven days' notice and do not have an active trading market) that are acquired by the Portfolio are subject to the Portfolio's percentage limitations regarding securities that are illiquid or not readily marketable. The Adviser will continuously monitor the creditworthiness of issuers of variable and floating rate instruments in which the Trust invests and the ability of issuers to repay principal and interest.

WHEN-ISSUED TRANSACTIONS. New issues of securities are often offered on a when-issued basis. This means that delivery and payment for the securities normally will take place several days after the date the buyer commits to purchase them. The payment obligation and the interest rate that will be received on securities purchased on a when-issued basis are each fixed at the time the buyer enters into the commitment.

The Portfolio will make commitments to purchase when-issued securities only with the intention of actually acquiring the securities, but the Portfolio may sell these securities or dispose of the commitment before the settlement date if it is deemed advisable as a matter of investment strategy. Cash or marketable high-quality debt securities equal to the amount of the above commitments will be segregated on the Portfolio's records. For the purpose of determining the adequacy of these securities, the segregated securities will be valued at market value. If the market value of such securities declines, additional cash or securities will be segregated on the

Portfolio's records on a daily basis so that the market value of the account will equal the amount of such commitments by the Portfolio. The Portfolio will not invest more than 25% of its net assets in when-issued securities.

Securities purchased on a when-issued basis and the securities held by the Portfolio are subject to changes in market value based upon the public's perception of changes in the level of interest rates. Generally, the value of such securities will fluctuate inversely to changes in interest rates (i.e., they will appreciate in value when interest rates decline and decrease in value when interest rates rise). Therefore, if in order to achieve higher interest income the Portfolio remains substantially fully invested at the same time that it has purchased securities on a "when-issued" basis, there will be a greater possibility of fluctuation in the Portfolio's net asset value.

When payment for when-issued securities is due, the Portfolio will meet its obligations from then-available cash flow, the sale of segregated securities, the sale of other securities or, and although it would not normally be expected to do so, from the sale of the when-issued securities themselves (which may have a market value greater or less than the Portfolio's payment obligation). The sale of securities to meet such obligations carries with it a greater potential for the realization of capital gains, which are subject to federal income taxes.

ILLIQUID SECURITIES. The Portfolio will not invest more than 10% of its net assets in illiquid securities or securities that are not readily marketable, including repurchase agreements and time deposits of more than seven days' duration. The absence of a regular trading market for securities imposes additional risks on investments in these securities. Illiquid securities may be difficult to value and may often be disposed of only after considerable expense and delay.

ZERO COUPON SECURITIES. These securities are notes, bonds and debentures that (i) do not pay current interest and are issued at a substantial discount from par value (ii) have been stripped of their unmatured interest coupons and receipts, or (iii) pay no interest until a stated date one or more years into the future. These securities also include certificates representing interests in such stripped coupons and receipts.

Because the Portfolio accrues taxable income from zero coupon securities without receiving regular interest payments in cash, the Portfolio may be required to sell portfolio securities in order to pay a dividend. Investing in these securities might also force the Portfolio to sell portfolio securities to maintain portfolio liquidity.

Because a zero coupon security pays no interest to its holder during its life or for a substantial period of time, it usually trades at a deep discount from its face or par value and will be subject to greater fluctuations in market value in response to changing interest rates than debt obligations of comparable maturity that make regular distributions of interest.

POLICY ON DISCLOSURE OF PORTFOLIO SECURITIES

The Trust has adopted policies and procedures relating to disclosure of its portfolio securities. The policies and procedures relating to disclosure of portfolio securities are designed to allow disclosure of portfolio holdings information where necessary to the operation of the Trust or useful to the Trust's shareholders without compromising the integrity or performance of the Trust. Except when there are legitimate business purposes for selective disclosure and other conditions (designed to protect the Trust and its shareholders) are met, the Trust does not provide or permit others to provide information about its portfolio holdings on a selective basis.

The Trust includes portfolio holdings information as required in regulatory filings and shareholder reports, discloses portfolio holdings information as required by federal or state securities laws and may disclose portfolio holdings information in response to requests by governmental authorities. In addition, Thrivent Financial may distribute or authorize the distribution of information about the Trust's portfolio holdings that is not publicly available to its employees and affiliates that provide services to the Trust. Thrivent Financial may also distribute or authorize distribution of information about the Trust's portfolio holdings that is not publicly available to the Trust's service providers who require access to the information in order to fulfill their contractual duties relating to the Trust, including, without limitation, the custodian, fund accountant, auditor, proxy voting service provider, pricing service provider and printer, or to facilitate the review of the Trust by rating agencies (i.e., Standard & Poor’s). The Trust may also disclose portfolio holdings information to broker/dealers and certain other entities in order to assist the Trust with potential transactions and management of the Trust.

Information may be disclosed with any frequency and any time lag, as appropriate. Thrivent Financial does not expect to disclose information about the Trust's portfolio holdings that is not publicly available to the Trust's investors or to intermediaries that distribute the Trust's shares.

Before any non-public disclosure of information about the Trust's portfolio holdings is permitted, however, the Trust's Chief Compliance Officer or a designated attorney in Thrivent Financial's Asset Management Law Department must determine that the Trust has a legitimate business purpose for providing the portfolio holdings information, that the disclosure is in the best interests of the Trust's shareholders, and that the recipient agrees or has a duty to keep the information confidential and agrees not to trade directly or indirectly based on the information or to use the information to form a specific recommendation about whether to invest in the Trust or any other security. Under no circumstances may the Trust, Thrivent Financial or their affiliates receive any consideration or compensation for disclosing the information. In accordance with these policies and procedures, the Trust has ongoing arrangements to provide the Trust’s portfolio holding information to its custodian and securities lending agent at the end of each day. As part of the annual review of the compliance policies and procedures of the Trust, the Chief Compliance Officer will discuss the operation and effectiveness of this policy and any changes to the policy that have been made or recommended with the Board.

INVESTMENT RESTRICTIONS

The Trust has adopted the following fundamental investment policies that may not be changed without the approval of a majority of the shareholders of the Portfolio. The Portfolio may not:

1.	Borrow money, except as a temporary measure for extraordinary or emergency or to facilitate redemptions (not for leveraging or investment), provided that borrowing does not exceed an amount equal to 33 1/3% of the current value of the Portfolio's assets taken at market value, less liabilities, other than borrowings. If at any time the Portfolio's borrowings exceed this limitation due to a decline in net assets, such borrowings will, within three days, be reduced to the extent necessary to comply with this limitation. The Portfolio will not purchase investments once borrowed funds (including reverse repurchase agreements) exceed 5% of its total assets.

2.	Make loans to any person or firm; provided, however, that the Trust is permitted to (i) acquire for investment bonds, debentures, notes or other evidence of indebtedness that is publicly distributed or of a type customarily purchased by institutional investors; or (ii) enter into repurchase agreements, and provided further that the Portfolio may lend its portfolio securities to broker-dealers or other institutional investors if the aggregate value of all securities loaned does not exceed 33 1/3% of the value of the Portfolio's total assets.

3.	Engage in the business of underwriting securities issued by others, except that the Portfolio will not be deemed to be an underwriter or to be underwriting on account of the purchase or sale of securities subject to legal or contractual restrictions on disposition.

4.	Issue senior securities, except as permitted by its investment objective, policies and restrictions, and except as permitted by the 1940 Act.

5.	Invest 25% or more of the value of its total assets in securities of companies primarily engaged in any one industry (other than the U.S. Government, its agencies and instrumentalities); provided, however, that concentration may occur as a result of changes in the market value of portfolio securities and from investments in bankers' acceptances, certificates of deposit, time deposits and other similar instruments issued by foreign and domestic branches of U.S. and foreign banks.

6.	With respect to 75% of its total assets, invest in securities of any one issuer (other than securities issued by the U.S. Government, its agencies and instrumentalities), if immediately thereafter and as a result of such investment (i) the current market value of the Portfolio's holdings in the securities of such issuer exceeds 5% of the value of the Portfolio's assets, or (ii) the Portfolio owns more than 10% of the outstanding voting securities of the issuer.

7.	Purchase or sell real estate or real estate mortgage loans; provided, however, that the Portfolio may invest in securities secured by real estate or interests therein or issued by companies which invest in real estate or interests therein.

8.	Invest in commodities, except that the Portfolio may purchase and sell financial futures contracts and options thereon.

The concentration policy of the Portfolio (as set forth in Investment Restriction No. 5, above) permits the Portfolio to invest, without limit, in bankers' acceptances, certificates of deposit and similar instruments issued by (i) U.S. banks, (ii) U.S. branches of foreign banks (in circumstances in which the U.S. branches of foreign banks are subject to the same regulation as U.S. banks), (iii) foreign branches of U.S. banks (in circumstances in which the Portfolio will have recourse to the U.S. bank for the obligations of the foreign branch), and (iv) foreign branches of foreign banks to the extent that the Adviser determines that the foreign branches of foreign banks are subject to the same or substantially similar regulations as U.S. banks. The Portfolio may concentrate in such instruments when, in the opinion of the Adviser, the yield, marketability and availability of investments meeting the Portfolio's quality standards in the banking industry justify any additional risks associated with the concentration of the Portfolio's assets in such industry.

The Portfolio shall not invest more than 50% of the value of its total assets in securities issued by foreign branches of foreign banks. This non-fundamental restriction may be changed by the Board of Trustees without the approval of shareholders.

ITEM 12.	MANAGEMENT OF THE TRUST

The Board of Trustees of the Trust is responsible for overseeing generally the operation of the Portfolio. Each Trustee also serves as:

Trustee of Thrivent Mutual Funds, a registered investment company consisting of 29 series; and

Director of Thrivent Series Fund, Inc., a registered investment company consisting of 41 Portfolios that serve as underlying funds for variable contracts issued by Thrivent Financial and Thrivent Life Insurance Company and investment options in the retirement plan offered by Thrivent Financial.

The series of Thrivent Mutual Funds, the portfolios of Thrivent Series Fund, Inc. and the Trust are referred to herein as the “Fund Complex.”

The following table provides information about the Trustees and officers of the Trust.

Independent Trustees(2)

Name, Address and Age	Position with Trust and Length of Service(1)	Number of Portfolios in Fund Complex Overseen by Trustee	Principal Occupation During the Past 5 Years	Other Directorships Held by Trustee
F. Gregory Campbell 625 Fourth Avenue South Minneapolis, MN Age 69	Trustee since 2004	71	President, Carthage College	Director, Optique Funds, Inc., an investment company consisting of four portfolios; Director, Kenosha Hospital and Medical Center Board; Director, Prairie School Board; Director, United Health Systems Board

Herbert F. Eggerding, Jr. 625 Fourth Avenue South Minneapolis, MN Age 71	Trustee since 2004	71	Management consultant to several privately owned companies	None

Name, Address and Age	Position with Trust and Length of Service(1)	Number of Portfolios in Fund Complex Overseen by Trustee	Principal Occupation During the Past 5 Years	Other Directorships Held by Trustee
Noel K. Estenson 625 Fourth Avenue South Minneapolis, MN Age 70	Trustee since 2004	71	Retired	None

Richard L. Gady 625 Fourth Avenue South Minneapolis, MN Age 66	Trustee since 2004	71	Retired; previously Vice President, Public Affairs and Chief Economist, Conagra, Inc. (agribusiness)	None

Richard A. Hauser 625 Fourth Avenue South Minneapolis, MN Age 66	Trustee since 2004	71	Vice President and Assistant General Counsel, Boeing Company since 2007; President, National Legal Center for the Public Interest, 2004 to 2007; General Counsel, U.S. Department of Housing and Urban Development, 2001 to 2004; Partner, Baker & Hostetler, 1986 to 2001	None

Connie M. Levi 625 Fourth Avenue South Minneapolis, MN Age 69	Chairperson since 2009 and Trustee since 2004	71	Retired	None

Douglas D. Sims 625 Fourth Avenue South Minneapolis, MN Age 62	Trustee since 2006	71	Retired; previously Chief Executive Officer of CoBank from 1994 to 2006	Director, Keystone Neighborhood Company; Director, Center for Corporate Excellence

Constance L. Souders 625 Fourth Avenue South Minneapolis, MN Age 58	Trustee since 2007	71	Retired; previously Director from 1983 to 2007, Executive Vice President from 2001 to 2007, AML Compliance Officer from 2003 to 2007, Chief Financial Officer from 2000 to 2005, Chief Administrative Officer from 2000 to 2005 and Treasurer from 1992 to 2005 of Harbor Capital Advisors, Inc.; Director from 1992 to 2007, President from 2000 to 2007 and AML Compliance Officer from 2003 to 2007 of Harbor Services Group, Inc.; Director from 1992 to 2007, Executive Vice President from 2001 to 2007, Chief Compliance Officer from 2004 to 2007, AML Compliance Officer from 2003 to 2007, Supervisory Registered Principal from 2000 to 2007, Interim President from 2002 to 2003, Treasurer from 2000 to 2005 and Secretary from 2000 to 2005 of Harbor Funds Distributors, Inc.; Vice President from 2000 to 2007, Chief Financial Officer from 2000 to 2005 and Treasurer from 1992 to 2005 of Harbor Funds	None

Executive Officers

Name, Address and Age	Position with Trust and Length of Service(1)	Principal Occupation During the Past 5 Years
Russell W. Swansen 625 Fourth Avenue South Minneapolis, MN Age 51	President since 2008	Senior Vice President and Chief Investment Officer, Thrivent Financial since 2004; Managing Director, Colonnade Advisors LLC from 2001 to 2003

David S. Royal 625 Fourth Avenue South Minneapolis, MN Age 37	Secretary and Chief Legal Officer since 2006	Vice President-Asset Management, Thrivent Financial since 2006; Partner, Kirkland & Ellis LLP from 2004 to 2006; Associate, Skadden, Arps, Slate, Meagher & Flom LLP from 1997 to 2004

Katie S. Kloster 625 Fourth Avenue South Minneapolis, MN Age 44	Vice President and Investment Company and Investment Adviser Chief Compliance Officer since 2004	Vice President and Controller, Thrivent Financial from 2001 to 2004

Name, Address and Age	Position with Trust and Length of Service(1)	Principal Occupation During the Past 5 Years
Gerard V. Vaillancourt 625 Fourth Avenue South Minneapolis, MN Age 41	Treasurer and Principal Financial Officer since 2005	Vice President, Mutual Fund Accounting since 2006; Head of Mutual Fund Accounting, Thrivent Financial from 2005 to 2006; Director, Fund Accounting Administration, Thrivent Financial from 2002 to 2005

Janice M. Guimond 625 Fourth Avenue South Minneapolis, MN Age 44	Vice President since 2005	Vice President, Investment Operations, Thrivent Financial since 2004; Manager of Portfolio Reporting, Thrivent Financial from 2003 to 2004; Independent Consultant from 2001 to 2003

Karl D. Anderson 625 Fourth Avenue South Minneapolis, MN Age 47	Vice President since 2006	Vice President, Products, Thrivent Financial

Brian W. Picard 4321 North Ballard Road Appleton, WI Age 38	Vice President, Anti-Money Laundering Officer since 2006	Director, FSO Compliance Corp. BCM, Thrivent Financial since 2006; Manager of Field and Securities Compliance, Thrivent Financial from 2002 to 2006

Mark D. Anema 625 Fourth Avenue South Minneapolis, MN Age 48	Assistant Vice President since 2007	Vice President, Accumulation and Retirement Income Solutions, Thrivent Financial since 2007; Vice President, Strategic Planning, Thrivent Financial from 2004 to 2007; Insurance Practice Engagement Manager, McKinsey and Company from 1999 to 2004

James M. Odland 625 Fourth Avenue South Minneapolis, MN Age 53	Assistant Secretary since 2006	Vice President, Office of the General Counsel, Thrivent Financial since 2005; Senior Securities Counsel, Allianz Life Insurance Company from January 2005 to August 2005; Vice President and Chief Legal Officer, Woodbury Financial Services, Inc. from 2003 to 2005; Vice President and Group Counsel, Corporate Practice Group, American Express Financial Advisors, Inc. from 2001 to 2003

John L. Sullivan 625 Fourth Avenue South Minneapolis, MN Age 38	Assistant Secretary since 2007	Senior Counsel, Thrivent Financial since 2007; Senior Counsel, Division of Investment Management of the SEC from 2000 to 2007

Todd J. Kelly 4321 North Ballard Road Appleton, WI Age 39	Assistant Treasurer since 2004	Director, Fund Accounting Operations, Thrivent Financial

Sarah L. Bergstrom 625 Fourth Avenue South Minneapolis, MN Age 32	Assistant Treasurer since 2007	Director, Fund Accounting Administration, Thrivent Financial since 2007; Manager, Fund Accounting Administration, Thrivent Financial from 2005 to 2007; Manager, Mutual Fund Tax Reporting, Thrivent Financial from 2004 to 2005; Supervisor, Mutual Fund Tax Reporting, Thrivent Financial from 2002 to 2004

(1)

Each Trustee generally serves an indefinite term until his or her successor is duly elected and qualified. Officers serve at the discretion of the Board until their successors are duly appointed and qualified.

(2)	The Trustees are not “interested persons” of the Trust, as defined in the 1940 Act, and are referred to as "Independent Trustees."

Committees of the Board of Trustees

Committee	Members[1]	Function	Meetings Held During Last Fiscal Year
Audit	F. Gregory Campbell Herbert F. Eggerding, Jr. Noel K. Estenson Richard L. Gady Richard A. Hauser Connie M. Levi Douglas D. Sims Constance L. Souders	The 1940 Act requires that the Trust’s independent auditors be selected by a majority of those Trustees who are not “interested persons” (as defined in the 1940 Act) of the Trust. The Audit Committee is responsible for recommending the engagement or retention of the Trust's independent accountants, reviewing with the independent accountants the plan and the results of the auditing engagement, approving professional services, including permitted non-audit services, provided by the independent accountants prior to the performance of such services, considering the range of audit and non-audit fees, reviewing the independence of the independent accountants, reviewing the scope and results of procedures of internal auditing, and reviewing the system of internal accounting control.	6

Committee	Members[1]	Function	Meetings Held During Last Fiscal Year
Contracts	F. Gregory Campbell Herbert F. Eggerding, Jr. Noel K. Estenson Richard L. Gady Richard A. Hauser Connie M. Levi Douglas D. Sims Constance L. Souders	The function of the Contracts Committee is to assist the Board of Trustees in fulfilling its duties with respect to the review and approval of contracts between the Trust and other entities, including entering into new contracts and the renewal of existing contracts. The Contracts Committee considers investment advisory, distribution, transfer agency, administrative service and custodial contracts, and such other contracts as the Board of Trustees deems necessary or appropriate for the continuation of operations of each Fund.	5

Ethics and Compliance	F. Gregory Campbell Herbert F. Eggerding, Jr. Noel K. Estenson Richard L. Gady Richard A. Hauser Connie M. Levi Douglas D. Sims Constance L. Souders	The function of the Ethics and Compliance Committee is to monitor the ethics of the Adviser and oversee the legal and regulatory compliance matters of the Funds.	4

Governance	F. Gregory Campbell Herbert F. Eggerding, Jr. Noel K. Estenson Richard L. Gady Richard A. Hauser Connie M. Levi Douglas D. Sims Constance L. Souders	The Governance Committee assists the Board of Trustees in fulfilling its duties with respect to the governance of the Trust, including recommendations regarding evaluation of the Board of Trustees, compensation of the Trustees and composition of the committees and the Board’s membership. The Governance Committee makes recommendations regarding nominations for Trustees and will consider nominees suggested by shareholders sent to the attention of the President of the Trust.	4

[1]	The Independent Trustees serve as members of each Committee.

Beneficial Interest in the Trust by Trustees

The following tables provide information as of December 31, 2008, regarding the dollar range of beneficial ownership by each Trustee of the Trust. In addition, the amount shown in the last column reflects the aggregate amount of each Trustee's beneficial ownership in all registered investment companies within the investment company complex that are overseen by the Trustee.

Independent Trustees

Name of Trustee	Dollar Range of Beneficial Ownership in the Trust	Aggregate Dollar Range of Beneficial Ownership in All Registered Investment Companies Overseen by the Trustee in the Investment Company Complex
F. Gregory Campbell	None	Over $100,000

Herbert F. Eggerding, Jr.	None	Over $100,000

Noel K. Estenson	None	Over $100,000

Richard L. Gady	None	Over $100,000

Richard A. Hauser	None	Over $100,000

Connie M. Levi	None	Over $100,000

Douglas D. Sims	None	None

Constance L. Souders	None	None

Trustee Compensation

The Trust makes no payments to any of its officers for services performed for the Trust. The Independent Trustees are paid an annual compensation of $105,000 to attend meetings of the Board of Trustees of the Trust, the Board of Directors of Thrivent Series Fund, Inc., and the Board of Trustees of Thrivent Mutual Funds. The Chairman is compensated an additional $47,000 per year; the Chair of the Contracts Committee and the Audit Committee Financial Expert is compensated an additional $36,500 per year for these positions; and the Chair of the Audit Committee is compensated an additional $15,500 per year. Independent Trustees are reimbursed by the Trust for any expenses they may incur by reason of attending Board meetings or in connection with other services they may perform in connection with their duties as Trustees of the Trust. The Trustees receive no pension or retirement benefits in connection with their service to the Trust.

The following tables provide the amounts of compensation paid to the Trustees either directly or in the form of payments made into a deferred compensation plan for the fiscal year ended October 31, 2008:

Name, Position	Aggregate Compensation from Trust for Fiscal Year Ending October 31, 2008	Total Compensation Paid by Trust and the Investment Company Complex for Fiscal Year Ending October 31, 2008
F. Gregory Campbell Trustee	$389	$103,750

Herbert F. Eggerding, Jr. Trustee	$506	$134,875

Noel K. Estenson[1] Trustee	$389	$103,750

Richard L. Gady[1] Trustee	$389	$103,750

Richard A. Hauser[1] Trustee	$389	$103,750

Connie M. Levi Chairperson and Trustee	$428	$114,125

Douglas D. Sims[1] Trustee	$389	$103,750

Constance L. Souders[1] Trustee	$389	$103,750

(1)

The Trust has adopted a deferred compensation plan for the benefit of the disinterested Trustees of the Trust who wish to defer receipt of a percentage of eligible compensation which they otherwise are entitled to receive from the Trust. Compensation deferred is invested in Thrivent Mutual Funds, the allocation of which is determined by the individual Trustee. As of October 31, 2008, the total amount of deferred compensation payable to Mr. Estenson was $258,952; the total amount of deferred compensation payable to Mr. Gady was $441,098; the total amount of deferred compensation payable to Mr. Hauser was $60,484; the total amount of deferred compensation payable to Mr. Sims was $189,720; and the total amount of deferred compensation payable to Ms. Souders was $97,836.

Code of Ethics

The Trust and Thrivent Financial have each adopted a code of ethics pursuant to the requirements of the 1940 Act. Under the Codes of Ethics, personnel are only permitted to engage in personal securities transactions in accordance with certain conditions relating to such person's position, the identity of the security, the timing of the transaction, and similar factors. Transactions in securities that may be held by the Fund are permitted, subject to compliance with applicable provisions of the Code. Personal securities transactions must be reported quarterly and broker confirmations of such transactions must be provided for review.

Proxy Voting Policies

The Trust has adopted the proxy voting policies of Thrivent Financial. Those policies are included in Appendix B.

ITEM 13.	CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES

CONTROLLING SHAREHOLDERS

In connection with Thrivent Financial's securities lending program, Thrivent Financial holds certain collateral on behalf of its securities lending clients to secure the return of loaned securities. Such collateral may be invested in Trust shares from time to time. Thrivent Financial, however, will pass through voting rights to its securities lending clients that have a beneficial interest in the Portfolio. Consequently, Thrivent Financial will not be a controlling person of the Trust for purposes of the 1940 Act.

PRINCIPAL SHAREHOLDERS

As of February 2, 2009 the Trust’s officers and Trustees owned less than 1% of the shares of the Trust.

ITEM 14.	INVESTMENT ADVISORY AND OTHER SERVICES

SERVICE PROVIDERS

Most of the Portfolio's necessary day-to-day operations are performed by service providers under contract to the Trust. The principal service providers for the Portfolio are:

Investment Adviser:	Thrivent Financial

Administrator:	Thrivent Financial

Custodian:	State Street Bank and Trust Company (“State Street”)

Transfer Agent:	DST Systems, Inc. (“DST”)

Independent Registered Public Accounting Firm:	PricewaterhouseCoopers LLP

ADVISER

Thrivent Financial serves as the investment adviser to the Portfolio pursuant to an Advisory Agreement dated as of August 25, 2004 ("Advisory Agreement"), by and between the Adviser and the Trust. Thrivent Financial is a Wisconsin corporation chartered as a fraternal benefit society. The Adviser's mailing address is 625 Fourth Avenue South, Minneapolis, Minnesota 55415. The following officers of Thrivent Financial are affiliated with the Trust:

Affiliated Person	Position with Trust	Position with Thrivent Financial
Russell W. Swansen	President	Senior Vice President and Chief Investment Officer

David S. Royal	Secretary and Chief Legal Officer	Vice President, Asset Management Law

Katie S. Kloster	Vice President and Chief Compliance Officer	Vice President and Chief Compliance Officer

Brian W. Picard	Vice President and Anti-Money Laundering Officer	Director, FSO Compliance Corp. BCM

Affiliated Person	Position with Trust	Position with Thrivent Financial
Gerard V. Vaillancourt	Treasurer and Principal Accounting Officer	Vice President, Mutual Fund Accounting

Karl D. Anderson	Vice President	Vice President, Products

Janice M. Guimond	Vice President	Vice President, Investment Operations

Under the Advisory Agreement, the Adviser directs the Portfolio's investments in accordance with its investment objective, policies and limitations. For these services, the Trust pays a fee to the Adviser at the rates stated in the Prospectus. The Trust paid the Adviser $2,185,411 for the fiscal year ending October 31, 2008, $2,025,177 for the fiscal year ending October 31, 2007, and $1,827,756 for the fiscal year ending October 31, 2006.

The Advisory Agreement was approved by the Trustees, including a majority of the Trustees who are not "interested persons" of the Trust, as such term is defined in Section 2(a) (19) of the 1940 Act ("Independent Trustees"), and will continue in effect from year to year provided that the Advisory Agreement is approved by the Trustees, including a majority of the Independent Trustees on an annual basis. The Advisory Agreement may be terminated without penalty by the Adviser upon 60 days' written notice, or by the Trust on behalf of the Portfolio upon 60 days' written notice, and will terminate automatically upon its assignment.

ADMINISTRATOR

Thrivent Financial (the "Administrator") serves as the administrator of the Portfolio pursuant to an Administration Contract dated as of August 25, 2004 ("Administration Contract") by and between Thrivent Financial and the Trust. Under the Administration Contract, the Administrator will, among other things (i) provide the Portfolio with administrative and clerical services, including the maintenance of the Portfolio's books and records (ii) arrange the periodic updating of the Trust's Registration Statement and Confidential Offering Memorandum, and (iii) provide proxy materials and reports to Portfolio shareholders and the SEC.

The Administrator also provides certain accounting and pricing services to the Trust. These services include calculating the Trust's daily net asset value per share; maintaining original entry documents and books of record and general ledgers; posting cash receipts and disbursements; reconciling bank account balances monthly; recording purchases and sales; and preparing monthly and annual summaries to assist in the preparation of financial statements of, and regulatory reports for, the Trust. For these services, the Trust pays to the Administrator an annual fee of $51,500. The Trust paid $51,500 for the fiscal year ending October 31, 2008, $51,500 for the fiscal year ending October 31, 2007, and $50,000 for the fiscal year ending October 31, 2006.

The Administration Contract was approved initially for a one-year term by the Trustees and continues in effect from year to year upon annual approval of a majority of the Trustees, including a majority of the Independent Trustees. Either the Administrator or the Trust may terminate the Administration Contract upon providing 60 days prior written notice to the other party.

CUSTODIAN

State Street, One Lincoln Street, Boston, Massachusetts 02111, serves as the custodian for the Trust.

TRANSFER AGENT

DST, 333 West Eleventh Street, Kansas City, Missouri, 64105 serves as the transfer agent for the Trust.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP, 225 South Sixth Street, Suite 1400, Minneapolis, Minnesota 55402, serves as the Trust's independent registered public accounting firm providing professional services including audits of the Trust’s annual financial statements, assistance and consultation in connection with SEC filings, and review of the annual income tax returns filed on behalf of the Trust.

ITEM 15.	OTHER ACCOUNTS MANAGED BY PORTFOLIO MANAGER

The following table provides information relating to other accounts managed by the portfolio manager as of October 31, 2008.

	Other Registered Investment Companies		Other Accounts
Portfolio Manager	# of Accounts Managed	Assets Managed	# of Accounts Managed	Assets Managed
William D. Stouten	2	$2,242,338,748	3	$1,856,598,413

Compensation

Each portfolio manager of Thrivent Financial is compensated by an annual base salary and an annual bonus, in addition to the various benefits that are available to all employees of Thrivent Financial. The annual base salary for each portfolio manager is a fixed amount that is determined annually according to the level of responsibility and performance. The annual bonus provides for a variable payment that is attributable to the relative pre-tax performance of each fund or account managed by the portfolio manager measured for one- and three-year periods against the median performance of other funds in the same peer group, as classified by Lipper, Inc., or an index constructed with comparable criteria. Some portfolio managers also participate in Thrivent Financial’s long-term incentive plan, which provides for an additional variable payment based on the extent to which Thrivent Financial met corporate goals related to the value of new business during the previous three-year period.

Conflicts of Interest

Portfolio managers at Thrivent Financial typically manage multiple accounts. These accounts may include, among others, mutual funds, proprietary accounts and separate accounts (assets managed on behalf of pension funds, foundations and other investment accounts). The management of multiple funds and accounts may give rise to potential conflicts of interest if the funds and accounts have different objectives, benchmarks, time horizons, and fees. In addition, the side-by-side management of these funds and accounts may raise potential conflicts of interest relating to cross trading, the allocation of investment opportunities and the aggregation and allocation of trades. Thrivent Financial seeks to provide best execution of all securities transactions and aggregate and then allocate securities to client accounts in a fair and timely manner. To this end, Thrivent Financial has developed policies and procedures designed to mitigate and manage the potential conflicts of interest that may arise from side-by-side management.

Mr. Stouten does not own any securities of the Trust.

ITEM 16.	BROKERAGE ALLOCATION AND OTHER PRACTICES

All portfolio transactions are placed on behalf of the Trust by the Adviser. There is generally no stated commission in the purchase or sale of securities traded in the over-the-counter markets, including most debt securities and money market instruments. Rather, the price of such securities includes an undisclosed commission in the form of a mark-up or mark-down. The Trust did not pay any underwriting commissions during the fiscal year ending October 31, 2008.

Subject to the arrangements and provisions described below, the selection of a broker or dealer to execute portfolio transactions is usually made by the Adviser. The Advisory Agreement provides that in executing portfolio transactions and selecting brokers or dealers, the Adviser shall use its best efforts to seek, on behalf of the Trust, the best overall terms available. Ordinarily, securities will be purchased from primary markets, and the Adviser shall consider all factors it deems relevant in assessing the best overall terms available for any transaction, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, for the specific transaction and other transactions on a continuing basis.

The Advisory Agreement authorizes the Adviser to select brokers or dealers to execute a particular transaction. In evaluating the best overall terms available, the Adviser may consider the "brokerage and research services" (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Trust and/or the Adviser (or its affiliates). The Adviser is authorized to cause the Trust to pay a commission to a broker or dealer who provides such brokerage and research services for executing a portfolio transaction that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction. The Adviser must determine in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided. Certain services received by the Adviser attributable to the portfolio transactions of the Trust may benefit one or more other accounts for which the Adviser or its affiliate exercises investment discretion. The Adviser's fees are not reduced by the Adviser's receipt of such brokerage and research services.

ITEM 17.	CAPITAL STOCK AND OTHER SECURITIES

Under its Declaration of Trust, the Trust is authorized to issue an unlimited number of shares of beneficial interest with a par value of $0.01 per shares, which may be divided into one or more series or classes of shares. Each share of any series shall represent an equal proportionate share in the assets of that series with each other share in that series. The Trustees may authorize the creation of additional series of shares and additional classes of shares within any series, subject to the terms of the Declaration of Trust. The Trustees have the power to determine the designations, preferences, privileges, limitations and rights, including voting and dividend rights, of each series and class of shares. As of the date of the SAI, the Trust is comprised of a single portfolio series with a single class of shares.

The Declaration of Trust provides that no shareholder shall be subject to any personal liability to any person in connection with Trust property or the acts, obligations or affairs of the Trust.

The Declaration of Trust may be amended by a majority shareholder vote, as described in the Declaration of Trust. The Trustees may amend the Declaration of Trust under certain limited circumstances, provided that the purpose of the amendment does not adversely affect the rights of any shareholder. No amendment to the Declaration of Trust may be made that would change any rights with respect to any Trust or series shares by reducing the amount payable to such shares upon liquidation of the Trust or series or by diminishing or eliminating any voting rights pertaining to such shares, except with the approval of the holders of two-thirds of the Trust or series shares outstanding and entitled to vote or by such other vote as established by the Trustees with respect to such shares. In addition, the Declaration of Trust may not be amended to impair the exemption from personal liability of the shareholders of the Trust or to permit assessment upon shareholders.

The Trust will not have an annual meeting of shareholders. Special meetings of shareholders may be convened by the Board of Trustees or upon written request by shareholders holding not less than one-third in amount of the entire number of shares issued and outstanding and entitled to vote.

ITEM 18.	PURCHASE, REDEMPTION AND PRICING OF SHARES

MANNER IN WHICH SHARES ARE OFFERED AND REDEEMED

Shares of the Trust are being offered to clients of Thrivent Financial's securities lending program. Shares are sold on a private placement basis in accordance with Regulation D under the Securities Act of 1933, as amended. Because shares are sold directly by the Trust without a distributor, they are not subject to a sales load or redemption fee, and assets of the Trust are not subject to a Rule 12b-1 fee. The Trust will pay redemption requests within seven days following receipt of all required documents, subject to the limited exceptions as permitted by the SEC.

VALUATION OF TRUST SHARES

Net asset value per share of the Trust is calculated as of 5:00 p.m. Eastern time (or earlier if the Federal Reserve Bank closes prior to 5:00 p.m.) on each day on which the New York Stock Exchange is open for business.

It is the policy of the Trust to use its best efforts to maintain a constant price per share of $1.00, although there can be no assurance that the $1.00 net asset value per share will be maintained. In accordance with this effort and pursuant to Rule 2a-7 under the 1940 Act, the Trust uses the amortized cost valuation method to value its portfolio instruments. This method involves valuing an instrument at its cost and thereafter assuming a constant amortization to maturity of any discount or premium even though the portfolio security may increase or decrease in market value generally in response to changes in interest rates. While this method provides certainty in valuation, it may result in periods during which value, as determined by amortized cost, is higher or lower than the price a Trust would receive if it sold the instrument.

The Trustees have established procedures reasonably designed to stabilize the Trust's price per share at $1.00. These procedures include (i) the determination of the deviation from $1.00, if any, of the Trust's net asset value using market values, (ii) periodic review by the Trustees of the amount of and the methods used to calculate the deviation and, (iii) maintenance of records of such determination. The Trustees will promptly consider what action, if any, should be taken if such deviation exceeds 1/2 of one percent.

ITEM 19.	TAXATION OF THE TRUST

FEDERAL TAXES

The Trust intends to qualify each taxable year for treatment as a separate regulated investment company ("RIC") under Subchapter M of the Internal Revenue Code of 1986, as amended. As a RIC, the Trust is not liable for federal income taxes on taxable net investment income and capital gain net income (capital gains in excess of capital losses) that it distributes to its shareholders, provided that the Trust distributes annually to its shareholders at least 90% of its net investment income and net short-term capital gain in excess of net long-term capital losses. For the Trust to qualify as a RIC it also must abide by all of the following requirements: (i) at least 90% of the Trust's gross income each taxable year must be derived from dividends, interest, payments with respect to securities loans, gains from the sale or other disposition of stock or securities or foreign currencies, or other income (including gains from options, futures or forward contracts) derived with respect to its business of investing in such stock, securities or currencies; (ii) at the close of each quarter of the Trust's taxable year, at least 50% of the value of its total assets must be represented by cash and cash items, U.S. Government securities, securities of other RICS, and other securities, with such other securities limited, in respect of any one issuer, to an amount that does not exceed 5% of the value of the total assets of the Trust and that does not represent more than 10% of the outstanding voting securities of such issuer, and (iii) at the close of each quarter of the Trust's taxable year, not more than 25% of the market value of its total assets may be invested in the securities of any one issuer, or of two or more issuers in the same or similar industry which are controlled by the Trust (other than U.S. Government securities or the securities of other RICs).

The Trust will be subject to a nondeductible 4% federal excise tax to the extent it fails to distribute by the end of any calendar year an amount at least equal to the sum of: (a) 98% of its ordinary income for that year; (b) 98% of its capital gain net income for the one-year period ending on October 31 of that year; and (c) certain undistributed amounts from the preceding calendar year. For this and other purposes, dividends declared in October, November or

December of any calendar year and made payable to shareholders of record in such month will be deemed to have been received on December 31 of such year if the dividends are paid by the Trust subsequent to December 31 but prior to February 1 of the following year.

For federal income tax purposes, all dividends are taxable to a shareholder whether paid in cash or in shares. Dividends from investment company taxable income, which includes net investment income and net short-term capital gain in excess of net long-term capital loss are taxable as ordinary income. Dividends from net long-term capital gain in excess of net short-term capital loss ("net capital gain"), if any, are taxable to a shareholder as long-term capital gains for federal income tax purposes without regard to the length of time a shareholder has held shares of the Trust. The federal income tax status of all distributions will be reported to shareholders annually.

Upon a redemption, exchange or other disposition of shares of a Trust in a transaction that is treated as a sale for tax purposes, a shareholder that is subject to tax generally will realize a taxable gain or loss on the difference between the redemption proceeds and the shareholder's tax basis in his or her shares. Generally, no gain or loss should result upon a redemption of shares of the Trust, provided that the Trust maintains constant net asset value per share. If a shareholder receives (or is deemed to receive) a distribution taxable as long-term capital gain with respect to shares of the Trust and redeems or exchanges the shares without having held the shares for more than six months, then any loss on the redemption or exchange will be treated as long-term capital loss to the extent of the capital gain distribution. In addition, any loss realized on a redemption or other disposition of shares may be disallowed under "wash sale" rules to the extent the shares disposed of are replaced with other investments in the same fund (including those made pursuant to reinvestment of dividends and/or capital gain distributions) within a period of 61 days beginning 30 days before and ending 30 days after the redemption or other disposition of the shares. In such a case, the disallowed portion of any loss generally would be included in the federal income tax basis of the shares acquired.

Shareholders may be subject to 30% backup withholding on reportable payments including dividends, capital gain distributions, and (except in the case they maintain a constant net asset value per share), the proceeds of redemptions and exchanges, if they fail to furnish the Trust with their correct taxpayer identification number and certain certifications. The Trust may nevertheless be required to withhold if it receives notice from the Internal Revenue Service or a broker that the number provided is incorrect or back withholding is applicable as a result of previous underreporting of interest or dividend income.

The foregoing discussion is only a summary of certain federal income tax issues generally affecting the Trust and its shareholders who are U.S. persons (i.e., U.S. citizens or residents and U.S. corporations, partnerships, trusts or estates) and who are subject to U.S. federal income tax. This discussion does not address special tax rules applicable to certain classes of investors, such as tax-exempt or tax-deferred plans, accounts or entities, insurance companies, securities dealers and financial institutions.

Non-U.S. investors may be subject to different federal income tax treatment. These investors may be subject to a nonresident alien withholding tax at the rate of 30% (or a lower rate under an applicable tax treaty) on amounts treated as ordinary dividends from the Trust and, unless an effective Internal Revenue Service Form W-8BEN or other authorized withholding certificate is on file, to backup withholding at the rate of 30% on certain other payments from the Trust. Non-U.S. investors should consult their tax advisers regarding such treatment and the application of foreign taxes to an investment in the Trust. Depending upon the extent of the Trust's activities in states and localities in which its offices are maintained, its agents or independent contractors are located, or it is otherwise deemed to be conducting business, the Trust may be subject to the tax laws of such states or localities. A state income (and possible local income) tax exemption is generally available to the extent the Trust's distributions are derived from interest on investments in certain U.S. government obligations, provided that in some states certain additional requirements must be satisfied.

Circumstances among investors may vary, and each investor is encouraged to discuss an investment in the Trust with the investor's tax adviser regarding the applicable requirements in the investor's particular state, as well as the federal, and any other state or local, tax consequences of ownership of, and receipt of distributions from, the Trust in the investor's particular circumstances.

ITEM 20.	UNDERWRITERS

Not Applicable.

ITEM 21.	CALCULATION OF PERFORMANCE DATA

Not Applicable.

ITEM 22.	FINANCIAL STATEMENTS

The audited financial statements for the fiscal year ended October 31, 2008 for the Portfolio, including PricewaterhouseCoopers LLC report thereon, are included in the Portfolio's Annual Report to Shareholders and are incorporated into this SAI by reference.

APPENDIX A

RATINGS OF DEBT INSTRUMENTS

MOODY'S INVESTORS SERVICE, INC. ("MOODY'S") - LONG TERM DEBT RATINGS. The following is a description of Moody's debt instrument ratings.

Aaa - Bonds that are rated Aaa are judged to be of the best quality. They carry the smallest degree of investment risk and are generally referred to as "gilt edged." Interest payments are protected by a large or exceptionally stable margin, and principal is secure. While the various protective elements are likely to change, such changes as can be visualized are most unlikely to impair the fundamentally strong position of such issues.

Aa - Bonds that are rated Aa are judged to be of high quality by all standards. Together with the Aaa group they comprise what are generally known as high-grade bonds. They are rated lower than the best bonds because margins of protection may not be as large as in Aaa securities, fluctuation of protective elements may be of greater amplitude, or there may be other elements present that make the long-term risk appear somewhat larger than that of the Aaa securities.

A - Bonds that are rated A possess many favorable investment attributes and are to be considered as upper-medium-grade obligations. Factors giving security to principal and interest are considered adequate, but elements may be present that suggest a susceptibility to impairment sometime in the future.

Moody's applies numerical modifiers 1, 2 and 3 in each generic rating classification from Aa through B. The modifier 1 indicates that the obligation ranks in the higher end of its generic rating category; the modifier 2 indicates a midrange ranking; and the modifier 3 indicates a ranking in the lower end of that generic rating category.

STANDARD & POOR'S RATING GROUP ("S&P"). S&P's ratings are based, in varying degrees, on the following considerations: (i) the likelihood of default—capacity and willingness of the obligor as to the timely payment of interest and repayment of principal in accordance with the terms of the obligation; (ii) the nature of and provisions of the obligation; and (iii) the protection afforded by, and relative position of, the obligation in the event of bankruptcy, reorganization, or other arrangement under the laws of bankruptcy and other laws affecting creditors' rights.

AAA - Debt rated AAA has the highest rating assigned by S&P. Capacity to pay interest and repay principal is extremely strong.

AA - Debt rated AA has a very strong capacity to pay interest and repay principal and differs from the highest rated issues only in small degree.

A - Debt rated A has a strong capacity to pay interest and repay principal, although it is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than debt in higher rated categories.

Plus (+) or minus (-): The ratings from AA to CCC may be modified by the addition of a plus or minus sign to show relative standing within the major rating categories.

RATINGS OF COMMERCIAL PAPER

MOODY'S. Moody's short-term debt ratings are opinions of the ability of issuers to repay punctually senior debt obligations. These obligations have an original maturity not exceeding one year, unless explicitly noted. Moody's employs the following three designations, all judged to be investment grade, to indicate the relative repayment ability of rated issuers:

Issuers rated Prime-1 (or supporting institutions) have a superior ability for repayment of senior short-term debt obligations. Prime-1 repayment ability will often be evidenced by many of the following characteristics:

Leading market positions in well-established industries.

High rates of return on funds employed.

Conservative capitalization structure with moderate reliance on debt and ample asset protection.

Broad margins in earnings coverage of fixed financial charges and high internal cash generation.

Well-established access to a range of financial markets and assured sources of alternate liquidity.

Issuers rated Prime-2 (or supporting institutions) have a strong ability for repayment of senior short-term debt obligations. This will normally be evidenced by many of the characteristics cited above but to a lesser degree. Earnings trends and coverage ratios, while sound, may be more subject to variation. Capitalization characteristics, while still appropriate, may be more affected by external conditions. Ample alternative liquidity is maintained.

Issuers rated Not Prime do not fall within any of the Prime rating categories.

S&P. An S&P commercial paper rating is a current assessment of the likelihood of timely payment of debt considered short-term in the relevant market. Ratings are graded into several categories, ranging from A-1 for the highest quality obligations to D for the lowest. These categories are as follows:

A-1 - This highest category indicates that the degree of safety regarding timely payment is strong. Those issues determined to possess extremely strong safety characteristics are deemed with a plus sign (+) designation.

A-2 - Capacity for timely payment on issues with this designation is satisfactory. However, the relative degree of safety is not as high as for issues designated A-1.

FITCH, INC. ("FITCH"). Commercial paper rated by Fitch reflects Fitch's current appraisal of the degree of assurance of timely payment of such debt. An appraisal results in the rating of an issuer's paper as F-1, F-2, F-3, or F-4.

F-1 - This designation indicates that the commercial paper is regarded as having the strongest degree of assurance for timely payment.

F-2 - Commercial paper issues assigned this rating reflect an assurance of timely payment only slightly less in degree than those issues rated F-1.

APPENDIX B

THRIVENT FINANCIAL FOR LUTHERANS and

THRIVENT ASSET MANAGEMENT, LLC

PROXY VOTING PROCESS AND POLICIES SUMMARY

•	RESPONSIBILITY TO VOTE PROXIES

Overview. Thrivent Financial for Lutherans and Thrivent Asset Management, LLC (“Thrivent Financial”) recognize and adhere to the principle that one of the privileges of owning stock in a company is the right to vote in the election of the company’s directors and on matters affecting certain important aspects of the company’s structure and operations that are submitted to shareholder vote. As an investment adviser with a fiduciary responsibility to its clients, Thrivent Financial analyzes the proxy statements of issuers whose stock is owned by the investment companies which it sponsors and serves as investment adviser (“Thrivent Funds”) and by institutional accounts who have requested that Thrivent Financial be involved in the proxy process.

Thrivent Financial has adopted Proxy Voting Policies and Procedures (“Policies and Procedures”) for the purpose of establishing formal policies and procedures for performing and documenting its fiduciary duty with regard to the voting of client proxies.

Fiduciary Considerations. It is the policy of Thrivent Financial that decisions with respect to proxy issues will be made in light of the anticipated impact of the issue on the desirability of investing in the portfolio company from the viewpoint of the particular client or Thrivent Fund. Proxies are voted solely in the interests of the client, Thrivent Fund shareholders or, where employee benefit plan assets are involved, in the interests of plan participants and beneficiaries. Thrivent Financial votes proxies, where possible to do so, in a manner consistent with its fiduciary obligations and responsibilities. Logistics involved may make it impossible at times, and at other times disadvantageous, to vote proxies in every instance.

Consideration Given Management Recommendations. One of the primary factors Thrivent Financial considers when determining the desirability of investing in a particular company is the quality and depth of its management. The Policies and Procedures were developed with the recognition that a company’s management is entrusted with the day-to-day operations of the company, as well as its long-term direction and strategic planning, subject to the oversight of the company’s board of directors. Accordingly, Thrivent Financial believes that the recommendation of management on most issues should be given weight in determining how proxy issues should be voted. However, the position of the company’s management will not be supported in any situation where it is found to be not in the best interests of the client, and Thrivent Financial reserves the right to vote contrary to management when it believes a particular proxy proposal may adversely affect the investment merits of owning stock in a portfolio company.

•	ADMINISTRATION OF POLICIES AND PROCEDURES

Thrivent Financial’s Brokerage Commission Committee (“Brokerage Committee”) is responsible for establishing positions with respect to corporate governance and other proxy issues, including those involving social responsibility issues. Annually, the Brokerage Committee reviews the proxy voting policies and procedures. As discussed below, Thrivent Financial portfolio management may, with the approval of the Brokerage Committee, vote proxies other than in accordance with the proxy voting policies and procedures.

•	HOW PROXIES ARE REVIEWED, PROCESSED AND VOTED

In order to facilitate the proxy voting process, Thrivent Financial has retained Glass Lewis & Co. (“Glass Lewis”), an expert in the proxy voting and corporate governance area. Glass Lewis specializes in providing a variety of fiduciary-level proxy advisory and voting services. These services include in-depth research, analysis, and voting recommendations as well as vote execution, reporting, auditing and consulting assistance for the handling of proxy voting responsibility and corporate governance-related efforts. While the Brokerage Committee relies upon Glass Lewis research in helping to establish Thrivent Financial’s proxy voting guidelines, Thrivent Financial may deviate from Glass Lewis recommendations on general policy issues or specific proxy proposals.

Summary of Thrivent Financial’s Voting Policies

Voting guidelines have been adopted by the Brokerage Committee for routine anti-takeover, executive compensation and corporate governance proposals, as well as other common shareholder proposals. The voting guidelines are available to shareholders upon request. The following is a summary of the significant Thrivent Financial policies:

Board Structure and Composition Issues – Thrivent Financial believes boards are expected to have a majority of directors independent of management. The independent directors are expected to organize much of the board’s work, even if the chief executive officer also serves as chairman of the board. Key committees (audit, compensation, and nominating/corporate governance) of the board are expected to be entirely independent of management. It is expected that boards will engage in critical self-evaluation of themselves and of individual members. Individual directors, in turn, are expected to devote significant amounts of time to their duties, to limit the number of directorships they accept, and to own a meaningful amount of stock in companies on whose boards they serve. As such, Thrivent Financial withholds votes for directors who miss more than one-fourth of the scheduled board meetings. Thrivent Financial votes against management efforts to stagger board member terms because a staggered board may act as a deterrent to takeover proposals. For the same reasons, Thrivent Financial votes for proposals that seek to fix the size of the board.

Executive and Director Compensation – Non-salary compensation remains one of the most sensitive and visible corporate governance issues. Although shareholders have little say about how much the CEO is paid in salary and bonus, they do have a major voice in approving stock option and incentive plans. Stock option plans transfer significant amounts of wealth from shareholders to employees, and in particular to executives and directors. Rightly, the cost of these plans must be in line with the anticipated benefits to shareholders. Clearly, reasonable limits must be set on dilution as well as administrative authority. In addition, shareholders must consider the necessity of the various pay programs and examine the appropriateness of award types. Consequently, the pros and cons of these proposals necessitate a case-by-case evaluation. Generally, Thrivent Financial opposes compensation packages that provide what we view as excessive awards to a few senior executives or that contain excessively dilutive stock option grants based on a number of criteria such as the costs associated with the plan, plan features, and dilution to shareholders.

Ratification of Auditors - Annual election of the outside accountants is standard practice. While it is recognized that the company is in the best position to evaluate the competence of the outside accountants, we believe that outside accountants must ultimately be accountable to shareholders. Given the rash of accounting irregularities that were not detected by audit panels or auditors, shareholder ratification is an essential step in restoring investor confidence. In line with this, Thrivent Financial votes for proposals to ratify auditors, unless an auditor has a financial interest in or association with the company, and is therefore not independent; or there is reason to believe that the independent auditor has rendered an opinion that is neither accurate nor indicative of the company’s financial position.

Mergers and Acquisitions, Anti-Takeover and Corporate Governance Issues - Thrivent Financial votes on mergers and acquisitions on a case-by-case basis, taking the following into account: anticipated financial and operating benefits; offer price (cost vs. premium); prospects of the combined companies; how the deal was negotiated; the opinion of the financial advisor; potential conflicts of interest between management’s interests and shareholders’ interests; and changes in corporate governance and their impact on shareholder rights. Thrivent Financial generally opposes anti-takeover measures since they adversely impact shareholder rights. Also, Thrivent Financial will consider the dilutive impact to shareholders and the effect on shareholder rights when voting on corporate governance proposals.

Social, Environmental and Corporate Responsibility Issues - In addition to moral and ethical considerations intrinsic to many of these proposals, Thrivent Financial recognizes their potential for impact on the economic performance of the company. Thrivent Financial balances these considerations carefully. On proposals which are primarily social, moral or ethical, Thrivent Financial believes it is impossible to vote in a manner that would accurately reflect the views of the beneficial owners of the portfolios that it manages. As such, on these items Thrivent Financial abstains. When voting on matters with apparent economic or operational impacts on the company, Thrivent Financial realizes that the precise economic effect of such proposals is often unclear. Where this is the case, Thrivent Financial relies on management’s assessment, and generally votes with company management.

Meeting Notification

Thrivent Financial utilizes Glass Lewis’ voting agent services to notify us of upcoming shareholder meetings for portfolio companies held in client accounts and to transmit votes on behalf of our clients. Glass Lewis tracks and reconciles Thrivent Financial holdings against incoming proxy ballots. If ballots do not arrive on time, Glass Lewis procures them from the appropriate custodian or proxy distribution agent. Meeting and record date information is updated daily in Glass Lewis’ web-based application. Glass Lewis is also responsible for maintaining copies of all proxy statements received by issuers and to promptly provide such materials to Thrivent Financial upon request.

Vote Determination

Glass Lewis provides comprehensive summaries of proxy proposals, publications discussing key proxy voting issues, and specific vote recommendations regarding portfolio company proxies to assist in the proxy research process. Upon request, portfolio managers may receive any or all of the above-mentioned research materials to assist in the vote determination process. The final authority and responsibility for proxy voting decisions remains with Thrivent Financial. Decisions with respect to proxy matters are made primarily in light of the anticipated impact of the issue on the desirability of investing in the company from the viewpoint of our clients.

Portfolio managers, executive officers, and directors (or persons holding equivalent positions) of Thrivent Financial and its affiliates may on any particular proxy vote request to diverge from Policies and Procedures. In such cases, the person requesting to diverge from the Policies and Procedures is required to document in writing the rationale for their vote and submit all written documentation to the Brokerage Committee for review and approval. In determining whether to approve any particular request, the Brokerage Committee will determine that the request is not influenced by any conflict of interest and is in the best interests of its clients.

Monitoring and Resolving Conflicts of Interest

The Brokerage Committee is responsible for monitoring and resolving possible material conflicts between the interests of Thrivent Financial and those of its clients with respect to proxy voting.

Application of the Thrivent Financial guidelines to vote client proxies should in most instances adequately address any possible conflicts of interest since the voting guidelines are pre-determined by the Brokerage Committee using recommendations from Glass Lewis.

However, for proxy votes inconsistent with Thrivent Financial guidelines, Investment Operations gathers the documentation with respect to the portfolio manager’s voting rationale and brings it to the Brokerage Committee for review for possible conflicts of interest. The Brokerage Committee assesses whether any business or other relationships between Thrivent Financial and a portfolio company could have influenced an inconsistent vote on that company’s proxy.

•	REPORTING AND RECORD RETENTION

Proxy statements and solicitation materials received from issuers (other than those which are available on the SEC’s EDGAR database) are kept by Glass Lewis in its capacity as voting agent and are available upon request. Thrivent Financial retains documentation on shares voted differently than the Thrivent Financial voting guidelines, and any document which is material to a proxy voting decision such as the Thrivent Financial voting guidelines and the Brokerage Committee meeting materials. In addition, all SEC filings with regard to proxy voting, such as Form N-PX, will be kept. All proxy voting materials and supporting documentation are retained for five years.

Glass Lewis provides Vote Summary Reports for each Thrivent Fund. The report specifies the company, ticker, cusip, meeting dates, proxy proposals, and votes which have been cast for the Thrivent Fund during the period, the position taken with respect to each issue and whether the fund voted with or against company management. Information on how each Thrivent Fund voted proxies during the most recent 12-month period ending June 30 is available at the Thrivent Financial web site or the SEC web site.

PART C

ITEM 23.	EXHIBITS

(a)	Declaration of Trust, effective as of August 5, 2004 (1)

(b)	By-Laws (1)

(c)	None.

(d)	Investment Advisory Agreement between Thrivent Financial Securities Lending Trust and Thrivent Financial for Lutherans (1)

(e)	Not Applicable.

(f)	Not Applicable.

(g)	Custodian Agreement between Thrivent Financial Securities Lending Trust and State Street Bank and Trust Company. (1)

(h)(1)	Administration Contract between Thrivent Financial Securities Lending Trust and Thrivent Financial for Lutherans (3).

(h)(2)	Amendment No. 1 to Administration Contract(4)

(h)(3)	Amendment No. 2 to Administration Contract*

(i)	Not Applicable.

(j)	Not Applicable.

(k)	Not Applicable.

(l)	None.

(m)	Not Applicable.

(n)	Not Applicable.

(o)	Not Applicable.

(p)(1)	Code of Ethics (Rule 17j-1) for Registrant(4)

(p)(2)	Code of Ethics for Registrant’s Principal Executive, Financial, and Accounting Officers (2).

(q)	Powers of Attorney(4)

(1)	Incorporated by reference from the initial registration statement of Registrant on Form N-1A, file no. 811-21622 filed on August 25, 2004.
(2)	Incorporated by reference from the registration statement of Registrant on Form N-1A, file no. 811-21622 filed on December 23, 2004.
(3)	Incorporated by reference from the registration statement of Registrant on Form N-1A, file no. 811-21622 filed on February 5, 2005.
(4)	Incorporated by reference from the registration statement of Registrant on Form N-1A, file no. 811-21622 filed on February 19, 2008.
*	Filed herewith

ITEM 24.	PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT

Registrant is a Massachusetts business trust organized on August 4, 2004. Registrant’s sponsor, Thrivent Financial for Lutherans (“Thrivent Financial”), is a fraternal benefit society organized under the laws of the State of Wisconsin and is owned by and operated for its members. It has no stockholders and is not subject to the control of any affiliated persons.

The following list shows the relationship of each wholly owned direct and indirect subsidiary to Thrivent Financial. Financial statements of Thrivent Financial will be filed on a consolidated basis.

Thrivent Financial Entities	Primary Business	State of Incorporation
Thrivent Financial	Fraternal benefit society offering financial services and products	Wisconsin

Thrivent Financial Holdings, Inc.	Holding Company with no independent operations	Delaware

Thrivent Financial Bank	Federally chartered bank	Federal Charter

Thrivent Investment Management Inc.	Broker-dealer and Investment adviser	Delaware

North Meadows Investment Ltd.	Organized for the purpose of holding and investing in real estate	Wisconsin

Thrivent Service Organization, Inc.	Organized for the purpose of owning bank account withdrawal authorizations	Wisconsin

Thrivent Life Insurance Company	Life insurance company	Minnesota

Thrivent Financial Investor Services Inc.	Transfer agent	Pennsylvania

Thrivent Property & Casualty Insurance Agency, Inc.	Auto and homeowners insurance company	Minnesota

Thrivent Insurance Agency Inc.	Licensed Life and Health Agency	Minnesota

Thrivent Financial Lifelong Resources Inc.	Not formally engaged in business	Minnesota

Thrivent Asset Management, LLC	Investment Adviser	Delaware

ITEM 25.	INDEMNIFICATION

Under Article 5.3 of the Registrant’s Declaration of Trust, the Trust shall indemnify any indemnitee for covered expenses (expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by an indemnitee in connection with a covered proceeding) in any covered proceeding (any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which an indemnitee is or was a party or is threatened to be made a party), whether or not there is an adjudication of liability as to such indemnitee, if a determination has been made that the indemnitee was not liable by reason of disabling conduct by (i) a final decision of the court or other body before which the covered proceeding was brought; or (ii) in the absence of such decision, a reasonable determination, based on a review of the facts, by either (a) the vote of a majority of a quorum of Trustees who are neither “interested persons,” as defined in the 1940 Act, nor parties to the covered proceeding or (b) an independent legal counsel in a written opinion; provided that such Trustees or counsel, in reaching such determination, may need not presume the absence of disabling conduct on the part of the indemnitee by reason of the manner in which the covered proceeding was terminated.

Covered expenses incurred by an indemnitee in connection with a covered proceeding shall be advanced by the Trust to an indemnitee prior to the final disposition of a covered proceeding upon the request of the indemnitee for such advance and the undertaking by or on behalf of the indemnitee to repay the advance unless it is ultimately determined that the indemnitee is entitled to indemnification thereunder, but only if one or more of the following is the case: (i) the indemnitee shall provide a security for such undertaking; (ii) the Trust shall be insured against losses arising out of any lawful advances; or (iii) here shall have been a determination, based on a review of the readily available facts (as opposed to a fully trial-type inquiry) that there is a reason to believe that the indemnitee ultimately will be found entitled to indemnification by either independent legal counsel in a written opinion or by the vote of a majority of a quorum of trustee who are neither “interested persons” as defined in the 1940 Act, nor parties to the covered proceeding.

ITEM 26.	BUSINESS AND OTHER CONNECTIONS OF THE INVESTMENT ADVISER

See “Management of the Trust” in Part B. Information as to the directors and officers of the Adviser is included in its Form ADV filed with the SEC and is incorporated herein by reference thereto.

ITEM 27.	PRINCIPAL UNDERWRITERS

Not Applicable.

ITEM 28.	LOCATION OF ACCOUNTS AND RECORDS

All accounts, books, records and documents required pursuant to Section 31(a) of the Investment Company Act of 1940, as amended, and the rules promulgated thereunder are maintained in the physical possession of Thrivent Financial at 625 Fourth Avenue South, Minneapolis, Minnesota 55415.

ITEM 29.	MANAGEMENT SERVICES

None.

ITEM 30.	UNDERTAKINGS

Not Applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant, Thrivent Financial Securities Lending Trust, has duly caused this Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Minneapolis and State of Minnesota on the 20th day of February, 2009.

THRIVENT FINANCIAL SECURITIES LENDING TRUST

By:	/s/ John L. Sullivan
John L. Sullivan, Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated and on the 20th day of February, 2009.

Signature	Title

/s/ Russell W. Swansen	President (Principal Executive Officer)
Russell W. Swansen

/s/ Gerard V. Vaillancourt	Treasurer (Principal Financial and Accounting Officer)
Gerard V. Vaillancourt

*	Trustee
F. Gregory Campbell

*	Trustee
Herbert F. Eggerding, Jr.

*	Trustee
Noel K. Estenson

*	Trustee
Richard L. Gady

*	Trustee
Richard A. Hauser

*	Trustee
Connie M. Levi

*	Trustee
Douglas D. Sims

*	Trustee
Constance L. Souders

*	John L. Sullivan, by signing his name hereto, does hereby sign this document on behalf of each of the above-named Trustees of Thrivent Financial Securities Lending Trust pursuant to the powers of attorney duly executed by such persons.

Dated: February 20, 2009	/s/ John L. Sullivan
John L. Sullivan
Attorney-in-Fact

Index to Exhibits

(h)(3)	Amendment No. 2 to Administration Contract